Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-234455, 333-278061 and 333-278062 on Form S-3 and Registration Statement Nos. 333-262227, 333-203909 and 333-288403 on Form S-8 of our reports dated February 24, 2026, relating to the financial statements of Black Stone Minerals, L.P. and the effectiveness of Black Stone Minerals, L.P.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Houston, Texas
February 24, 2026